Greenberg Traurig, LLP | Attorneys at Law 10845 Griffith Peak Drive | Suite 600 | Las Vegas, Nevada 89135 | T +1 702.792.3773 | F +1 702.792.9002 www.gtlaw.com March 17, 2026 Brilliant Earth Group, Inc. 300 Grant Avenue, Third Floor San Francisco, California 94108. Re: Registration Statement on Form S-8 for shares issuable pursuant to the amended and restated 2021 Incentive Award Plan of Brilliant Earth Group, Inc. Ladies and Gentlemen: We have acted as special Nevada counsel to Brilliant Earth Group, Inc., a Nevada corporation (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance, offering and/or sale by the Company of up to 775,901 shares of the Class A common stock, par value $0.0001 per share (the “Shares”) of the Company, that have become reserved, in the aggregate, for issuance under the Company’s 2021 Incentive Award Plan (the “Plan”). We have examined the Articles of Incorporation and the Bylaws of the Company, the Registration Statement, the Plan, and originals, or copies certified to our satisfaction, of records of the meetings of the directors and stockholders of the Company, and of such other documents relating to the Company as we have deemed material for the purposes of this opinion. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. The opinions expressed above are limited to Chapters 75, 78 and 92A of the Nevada Revised Statutes, including the statutory provisions thereof as well as reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect. We assume that all appropriate actions will be taken, prior to the offer and sale of the Shares in accordance with the Plan, and to register and qualify the Shares for sale under all applicable state securities or “Blue Sky” laws. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. Exhibit 5.1

March 17, 2026 Page 2 Greenberg Traurig, LLP | Attorneys at Law www.gtlaw.com Based on the foregoing, and assuming that the consideration, if any, required to be paid in connection with the issuance and sale of shares of Shares under the respective Plan is actually received by the Company as provided in such Plan, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Very truly yours, /S/ GREENBERG TRAURIG, LLP GREENBERG TRAURIG, LLP